UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 12, 2015
Date of Report (Date of earliest event reported)

DIAMANTE MINERALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-55233	27-3816969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

203 - 1634 Harvey Avenue Kelowna, British Columbia	V1Y 6G2
(Address of principal executive offices)	(Zip Code)

250-860-8599
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01       Entry Into a Material Definitive Agreement

On July 12, 2015, Diamante Minerals Inc. (the "Company") entered into an executive employment agreement dated July 12, 2015 (the "Employment Agreement") with Jennifer Irons in connection with her appointment as the Company's Chief Financial Officer. The following summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Pursuant to the terms of the Employment Agreement, Ms. Irons will serve as our Chief Financial Officer for a term of three years from July 12, 2015 (the "Term"). Ms. Irons will perform such duties and responsibilities consistent with her position as our Company's principal financial officer as are set out in the Employment Agreement, and as our Company's board of directors may from time to time reasonably determine and assign. Ms. Irons will report directly to our Chief Executive Officer.

In consideration for Ms. Irons' services, Ms. Irons will be compensated as follows:

  an annual salary of US$125,000 for the first year of the Term, US$137,500 for the second year of the Term and US$150,000 for the third year of the Term ("Base Salary"); and

  further compensation and/or bonus as decided on by a majority of the Board of Directors of the Company based upon the performance and/or profitability of the Company.

The Company shall have the right to pay the Base Salary or any other amounts payable to Ms. Irons in shares of deferred stock units of the Company based on the 90-day volume weight average price of the shares of the common stock of the Company on its primary trading market at the end of each quarter. The Employment Agreement shall automatically renew on each anniversary of the Agreement for one additional year term unless one party provides the other with notice at least 30 days prior to such anniversary date that such party does not desire to renew the Agreement.

If the Company terminates Ms. Irons' employment other than for "cause" before the last day of the Term, Ms. Irons will be paid an immediate lump sum cash payment equal to the sum of: (i) the unpaid Base Salary to which she would have been entitled for the remainder of the Term; plus (ii) an amount equal to the product of the years and fractional years for the remainder of the Term multiplied by 50% of the amount of the annual Base Salary in effect as of the date of termination (the "Severance Payment").

The Employment Agreement includes a "Change of Control" provision. In the event that within 2 years of "Change of Control" of the Company (as defined in the Employment Plan), the Company terminates Ms. Irons' employment other than for "cause" or Ms. Irons voluntarily terminates her employment no earlier than 12 months nor more than 18 months after such Change of Control, then Ms. Irons shall be entitled to the Severance Payment, with the Term being deemed extended to a date which is the later of 2 years from the date of such Change of Control and 2 years after the date of termination.

2.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of the Company has appointed Jennifer Irons as the Company's Chief Financial Officer with effect from July 12, 2015. Mr. Chad Ulansky resigned as our Chief Financial Officer on that date in order to facilitate Ms. Irons' appointment.

As a result of the foregoing changes, the Company's current executive officers are as follows:

Name	Age	Position
Chad Ulansky	41	President, Chief Executive Officer, Treasurer, Secretary and a Director
Jennifer Irons	34	Chief Financial Officer

Ms. Irons serves as the Chief Financial Officer for Metalex Ventures Ltd., Cantex Mine Development Corp. and Northern Uranium Inc., all companies listed on the TSX Venture Exchange. Ms. Irons was the manager of PMF Inc., Chartered Accountants, from 2008 to 2013, prior to which, she was a senior accountant of KPMG LLP. Ms. Irons is a graduate of the University of Alberta and obtained her C.A. designation in 2006.

The terms of Ms. Irons' Employment Agreement are summarized in Item 1.01 of this Current Report on Form 8-K.

Ms. Irons is entitled to participate in the Deferred Share Unit Plan dated July 12, 2015 (the "Plan"), a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8 K. Under the Plan, at the sole election of the Company, exercised at the end of each financial quarter, Ms. Irons may receive her base salary due in that financial quarter in the form of Deferred Share Units, the number of which will be determined by dividing Ms. Irons' base salary earned in such financial quarter by the fair market value of the common shares of the Company determined in accordance with the Plan. At the end of Ms. Irons' employment with the Company, she may elect to receive one common share in the capital of the Company in respect of each whole Deferred Share Unit credited to her account or cash equal to the fair market value of such share.

Ms. Irons is not related to any existing director or executive officer of our Company, or to any person who has been nominated or chosen by the Company to become a director or executive officer of the Company.

Ms. Irons has not been party to any transaction with our Company since the beginning of our Company's last fiscal year, and is not party to any proposed transaction with our Company, involving an amount exceeding $120,000 and in which he had or will have a direct or indirect material interest.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01       Financial Statements and Exhibits
Exhibit Number	Description
10.1	Employment Agreement between Diamante Minerals, Inc. and Jennifer Irons dated July 12, 2015
10.2	Deferred Share Unit Plan for Jennifer Irons dated July 12, 2015
99.1	News release dated July 9, 2015

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DIAMANTE MINERALS INC.
DATE: September 8, 2015	By: /s/ Chad Ulansky Chad Ulansky Chairman and Chief Executive Officer

4.